     We expect that the offer will end on July 13, 2009 and the restricted stock unit grant date will be the next business day, although for administrative processing reasons, you may not receive notice of your new restricted stock unit grant for a period of time following the grant date of your restricted stock units.
     The exchange offer is being made under the terms and subject to the conditions of the Offer to Exchange and exhibits thereto, which are available in our SEC filing which can be accessed through the U.S. Securities and Exchange Commission’s website at http://www.sec.gov. You should read all of these documents carefully before you decide whether or not to participate in the exchange offer.
     Your participation in the exchange offer is entirely voluntary, and involves risks that are discussed in the Offer to Exchange. We recommend that you speak with your personal financial, legal or tax advisors to weigh the benefits and risks involved in participating in the exchange offer. If you choose not to participate, you will retain your current stock options under their current terms and conditions, including their exercise prices.
     If you choose to participate in the exchange offer, you must deliver the completed election form via facsimile (to (714) 641-0172 ), e-mail (via PDF or similar imaged document file to joyce.shinn@emulex.com), U.S. mail (or other post), Federal Express (or similar delivery service) or by hand delivery on or before 11:59 p.m., California time, on July 13, 2009 to the Company at the following address:
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
Attention: Joyce Shinn
     If the Company has not received your properly completed and signed election form before the exchange offer expires, you will have rejected the exchange offer and you will keep your current options under their current terms and conditions. The election form is included in your mailed packet.
     Please read carefully all of the materials describing the exchange offer included in your mailed packet. This letter is an introduction to the exchange offer, but does not detail all the terms and conditions that apply. Please direct any questions you may have regarding the exchange offer to Joyce Shinn at (714) 662-5600 or joyce.shinn@emulex.com.

3